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                                                                     Exhibit 4.4


                                 FIRST AMENDMENT
                                       TO
                            THE AMENDED AND RESTATED
                         1983 EMPLOYEE STOCK OPTION PLAN


        The Wendt-Bristol Health Services Corporation, formerly known as Temco National Corp., a Delaware corporation, hereby amends the Amended and Restated Stock Option Plan (as amended effective July 25, 1991), as provided herein.

        1. The title to the Stock Option Plan (the "Plan") is hereby amended to change the name of the Plan to "The Wendt-Bristol Health Services Corporation Employee Stock Option Plan."

        2. Paragraph 3 of the Plan is hereby amended by deleting the first full paragraph of said paragraph and substituting in its place the following:

        "The Plan may be administered by the Board of Directors of the Company (the "Board"), or, if so designated by resolution of the Board, by a Committee of the Board comprised of two or more members of the Board, selected by the Board (the "Committee"). All of the members of the Board, if the Board is to administer the Plan, and each member of the Committee, if so designated, shall be a "Non-Employee Director" as that term is defined in Rule 16(b)-3(b)(3) (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended."

       NOW, THEREFORE, this First Amendment to the Plan is adopted by order of the Board of Directors this 18th day of June, 1997.

                                          THE WENDT-BRISTOL HEALTH SERVICES
                                          CORPORATION


                                          By:   /s/ Sheldon A. Gold
                                                --------------------------------
                                                Sheldon A. Gold, President